Bowne & Co., Inc.
55 Water Street
New York, NY 10041
212/658-5858
Fax: 212/658-5871

News Release

Investor Relations Contact:	Media Contact:
William J. Coote VP & Treasurer 212-658-5858 bill.coote@bowne.com	Kate O’Brien Director, Corporate Communications 212-658-5812 kate.obrien@bowne.com

For Immediate Release

Chief Financial Officer to Leave Bowne & Co., Inc.

NEW YORK, April 25, 2006 — Bowne & Co., Inc. (NYSE: BNE) today announced that its Chief Financial Officer C. Cody Colquitt will be leaving the company effective May 1, 2006 to pursue other opportunities. Philip E. Kucera, Chairman and Chief Executive Officer, said, “ We appreciate all of Cody’s contributions throughout his career at Bowne.”

Richard Bambach, Jr., Chief Accounting Officer, and Vice President and Corporate Controller will serve as Interim Chief Financial Officer. The Company has retained an executive search firm to assist in identifying candidates for the Chief Financial Officer position.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Marketing & Business Communications: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Litigation Solutions: Consulting and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

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